UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2014

UNITED COMMUNITY FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

OHIO	0-024399	34-1856319
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

275 West Federal Street, Youngstown, Ohio 44503-1203

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (330) 742-0500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 21, 2014, the Compensation Committee and the Board of Directors of United Community approved the United Community Financial Corp. & The Home Savings and Loan Company Executive Incentive Plan (the “EIP”). The EIP provides incentive compensation awards to certain named executive officers of United Community and Home Savings. Executive incentive awards for each year are generally based upon the actual performance of United Community for the 12 months ending September 30 compared to the actual performance of a peer group during the same 12-month period. The following description of the EIP is qualified in its entirety by reference to the complete terms of the EIP, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

The target incentive awards for each year are measured as a percentage of the base salary of the named executive officers, as follows: Patrick W. Bevack—50%; and Timothy W. Esson, Matthew T. Garrity, Jude J. Nohra and James R. Reske—40%. Once the awards under the EIP are calculated, they are paid 80% in cash and 20% in restricted stock. The restricted stock will be granted under the Amended and Restated United Community Financial Corp. 2007 Long-Term Incentive Plan and vest equally over three years, beginning on the first anniversary of the award.

Each year, the calculation of the incentive awards under the EIP is determined by where United Community’s actual performance falls in comparison to the peer group for four of six weighted performance measures. The comparison is based upon percentiles that correspond to a threshold level for each performance measure. The fifth and sixth performance measures, net income and net loan growth, are evaluated in comparison to United Community’s Board-approved budget. The threshold levels achieved are used to determine the bonus percentage for that performance measure. The bonus percentage is multiplied by the performance measure’s assigned weighting and by the executive’s percentage of annual base salary to determine what amount, if any, is awarded for United Community’s actual performance for that performance measure for that year. The amount earned for each performance measure is added together to determine the total incentive award under the EIP for that year.

The EIP provides that United Community must report positive net income for the fiscal year before any awards are met.

The EIP further provides that a participant in the EIP must be employed with United Community on the date the award is made; otherwise, the participant is not entitled to any award. The Board maintains discretion to amend, modify, terminate or otherwise adjust the EIP as necessary.

On January 21, 2014, the Compensation Committee and the Board of Directors of United Community also approved the United Community Financial Corp. & The Home Savings and Loan Company Long-Term Incentive Plan (the “LTIP”). The LTIP provides incentive compensation awards to certain named executive officers of United Community and Home Savings, whose participation and target award opportunities will be approved by the Compensation Committee. Executive incentive awards for each year are generally based upon the actual performance of United Community for the 36 months ending December 31 compared to the actual performance of a peer group during the same 36-month period. The following description of the LTIP is qualified in its entirety by reference to the complete terms of the LTIP, a copy of which is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Performance share units (“PSUs”) for each year are granted as a percentage of the base salary of the named executive officers, as follows: Patrick W. Bevack—25%; and Timothy W. Esson, Matthew T. Garrity, Jude J. Nohra and James R. Reske—20%, divided by United Community’s average stock price for the 20 trading days prior to the grant of PSUs. Once the awards are calculated at the end of each three-year performance period, they are paid in unrestricted stock. The unrestricted stock will be granted under the Amended and Restated United Community Financial Corp. 2007 Long-Term Incentive Plan or such other plan as approved by the Board and the shareholders.

At the end of each third year after the grant of PSUs, the calculation of the incentive awards under the LTIP is determined by where United Community’s actual performance falls in comparison to the peer group for two of three weighted performance measures. The comparison is based upon percentiles that correspond to a threshold level for each performance measure. The third performance measure, three-year cumulative net income, is evaluated in comparison to United Community’s strategic plan. The threshold levels achieved are used to determine the bonus percentage for that performance measure. The bonus percentage is multiplied by the performance measure’s assigned weighting and by the executive’s percentage of annual base salary to determine what amount, if any, is awarded for United Community’s actual performance for that performance measure for the performance period. The amount earned for each performance measure is added together to determine the total incentive award under the LTIP for that year.

The LTIP further provides that a participant in the LTIP must be employed with United Community on the date the award is made; otherwise, the participant is not entitled to any award. The Board maintains discretion to amend, modify, terminate or otherwise adjust the LTIP as necessary.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Executive Incentive Plan

10.2	Long-Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED COMMUNITY FINANCIAL CORP.

By:	/s/ Jude J. Nohra
Jude J. Nohra, General Counsel & Secretary

Date: January 27, 2014